UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

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THE SWISS HELVETIA FUND, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON SEPTEMBER 11, 2020

On July 24, 2020, The Swiss Helvetia Fund, Inc. (the “Fund”) filed a definitive proxy statement with the Securities and Exchange Commission regarding its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 11, 2020 at 11:00 a.m. The following information, including the accompanying press release, supplements and relates to that proxy statement.

On August 31, 2020, consistent with the Fund’s previous disclosure in its Notice of Annual Meeting and proxy statement, the Fund issued the accompanying press release to announce a change in the location of the Annual Meeting, and to provide information as to the requirements for attendance at the Annual Meeting. This supplement is being filed with the Securities and Exchange Commission and made available to shareholders on August 31, 2020. This supplement should be read in conjunction with the proxy statement.

THE SWISS HELVETIA FUND, INC. ANNOUNCES
NEW LOCATION FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

Press Release – For Immediate Release

New York, New York—August 31, 2020

The Swiss Helvetia Fund, Inc. (NYSE: SWZ), a non-diversified registered closed-end investment company (the “Fund”), announced today that due to concerns regarding COVID-19 the location of the Fund’s 2020 Annual Meeting of Stockholders will be held at 125 Broad Street, New York, New York at the offices of Sullivan & Cromwell LLP.  The previously announced date and time of the Annual Meeting, September 11, 2020 at 11:00 a.m., will not change.

As described in the Fund’s proxy statement for the Annual Meeting, only stockholders of the Fund as of the close of business on July 17, 2020 are entitled to participate in the Annual Meeting. Those stockholders planning to attend the Annual Meeting must register in advance with the Fund’s administrator, U.S. Bank Global Fund Services, and agree to comply with the identification, security and COVID-19 protocols required to enter the premises. Accordingly, stockholders that plan on attending the meeting in person must contact Jennifer Lima, U.S. Bank Global Fund Services at 414-248-4023 or jennifer.lima@usbank.com not later than the close of business on September 9, 2020.  Eligible stockholders of the Fund that are unable to attend the Annual Meeting in person but are interested in listening to the Meeting and to a presentation by the Fund’s investment adviser should contact Jennifer Lima, U.S. Bank Global Fund Services at 414-248-4023 or jennifer.lima@usbank.com for the dial-in details.

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About The Swiss Helvetia Fund, Inc.

The Fund (www.swzfund.com) is a non-diversified, closed-end investment company seeking long-term capital appreciation through investment in equity and equity-linked securities of Swiss companies. Its shares are listed on the NYSE under the symbol “SWZ.” The Fund seeks to achieve its investment objective by investing generally in Swiss equity and equity-linked securities that are traded on a Swiss stock exchange, traded at the pre-bourse level of one or more Swiss stock exchanges, traded through a market maker or traded over the counter in Switzerland. The Fund also may invest in Swiss equity and equity-linked securities of Swiss companies that are traded on other major European stock exchanges.

Closed-end funds, unlike open-end funds, are not continuously offered. Typically, shares of closed-end funds are sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund's shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

The Fund is managed by Schroder Investment Management North America Inc.

About Schroder Investment Management North America Inc.

Schroder Investment Management North America Inc. and Schroder Investment Management North America Limited, investment advisors registered with the U.S. SEC, are units of Schroders plc (SDR.L), a global asset management company with approximately $649.6 billion in assets under management as of June 30, 2020. Schroder’s clients include major financial institutions including banks and insurance companies, as well as local and public authorities, public and private pension funds, endowments and foundations, intermediaries and advisors, as well as high net worth individuals and retail investors. The firm has built one of the largest networks of offices of any dedicated asset management company with more than 500 portfolio managers and analysts covering the world’s investment markets, offering a comprehensive range of products and services. Schroder Investment Management North America Inc. provides asset management products and services to clients in the U.S. and Canada.

Schroder Investment Management North America Inc. is an indirect, wholly-owned subsidiary of Schroders plc, a U.K. public company with shares listed on the London Stock Exchange.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of the Fund’s shares in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.